UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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United Therapeutics Corporation
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[The following information was first distributed by United Therapeutics Corporation to certain of its shareholders on June 17, 2019]

1040 Spring Street Silver Spring, Maryland 20910 Main: (301) 608-9292 Fax: (301) 608-9291

June 17, 2019

Re:     United Therapeutics Corporation June 26, 2019 Annual Meeting of Shareholders

Supplemental Information Related to Proposal 2 (Advisory Resolution to Approve Executive Compensation — the “Say on Pay Resolution”) and Proposal 3 (Equity Plan Approval)

Dear United Therapeutics Shareholder:

As a member of the Board of Directors of United Therapeutics Corporation and Chairman of its Compensation Committee, I have the honor of helping to lead a company that provides medicines to patients with extremely rare, debilitating and life-threatening conditions. During my tenure as a director, our approved product portfolio has grown to include five FDA-approved drugs for rare, life-threatening diseases, and we continue to develop a pipeline of potential remedies and groundbreaking technologies to improve the way we address and treat these other rare, life-threatening conditions.

As a fellow shareholder, I have also become accustomed to stellar financial returns and stock price performance. While our stock price of late has underperformed, partially in light of uncertainties stemming from the onset of generic competition, I believe the future remains bright and that the Company has built a first-class pipeline poised to deliver strong growth, along with the potential for revolutionizing healthcare through our organ transplantation programs. Despite our recent stock price performance, 2018 was a transformative year for UT, with several key acquisitions and R&D accomplishments that we believe set the stage for our long-term business plans and a return to revenue growth and improved stock price performance going forward.

None of these achievements would be possible without the hard work and dedication of United Therapeutics’ outstanding employees, and the exceptional leadership of our executive officers. Our Compensation Committee has worked diligently to ensure that our executive compensation programs remain competitive with our peers and aligned with the interests of our shareholders. That is why we are extremely disappointed that ISS and Glass Lewis have recommended that our shareholders vote “against” our 2019 Say on Pay Resolution.

As you may be aware, I have led an extensive shareholder outreach effort for the past several years specifically aimed at understanding and addressing concerns among our shareholders relating to our executive compensation programs. In 2015, 2016 and 2017 we made significant changes to our executive compensation program in direct response to shareholder feedback and to ensure the policy aligns pay and performance. These efforts culminated in 2017 with the adoption of an executive compensation program whose short-term and long-term incentive awards are entirely performance-based. To implement this transformation, in 2017 we had a one-time overlap in timing as we shifted from a retrospective view of performance to a prospective, performance-based equity compensation program. In our Summary Compensation Table last year, we showed two years of equity awards in 2017 alone, which meant reporting $37.1 million in pay for our CEO. This was solely due to the transition and the reporting of equity awards granted for both 2016 and 2017. These stock option grants currently have zero intrinsic value given that the current stock price price is below the grant price making these awards “underwater” at this time.

In 2017, ISS made a favorable recommendation in support of our Say On Pay proposal based on its qualitative review of the structure of our executive compensation program, and noted that the program was performance-based in nature. In 2018, we carried forward our new, 100% performance-based equity compensation program based on shareholder feedback and support for our Say on Pay proposal in 2018. Our reported CEO compensation for 2018 was reduced by 57% from 2017, to a total of $16.0 million, with 92% of her total pay in the form of variable, performance-based cash and stock option awards. Furthering that, the equity portion of our CEO’s compensation was not only performance-based, but also issued in the form of stock options, which means our CEO has to deliver against our performance metrics to earn the grant, and the stock price has to appreciate for the grant to have any value.

Against this backdrop of support and direct feedback from our shareholders, we are disappointed to see that both proxy advisory firms have recommended votes “against” Say on Pay this year. We want to highlight for you the key concerns cited by the proxy advisory firms, and our views on each so you have the business and shareholder context for our policies to help inform your decisions.

Proxy Advisor Concern	Our Perspective	Proxy Reference

50% of the long-term incentive awards are tied to the same one-year milestone goals as are used in the annual incentive program, which may lead to an overly-short-term focus and provide duplicative payouts for the same performance

•                  Our equity program is unique in that it is 100% performance-based. This is well above industry norms, clearly reinforcing our pay for performance philosophy.

•                  50% of the award is tied to a 3-year, non-overlapping performance metric.

•                  As ISS has noted, the remaining 50% of the award is tied to multiple financial and operational metrics (Milestones) that are consistent with our cash incentive program. The reason for this is simple — the goals set in our Milestone plan are the highest priorities for delivering near-term and mid-term results and value for our shareholders. It is imperative that we drive these performance metrics each year to ensure we are able to deliver long-term future value for patients and shareholders.

•                  All of our performance-based equity awards are granted in the form of stock options, which aligns executive and shareholder interests — and ensures that our executives receive value from the long-term incentive portion of their compensation only when our shareholders also realize value.

Pages 26 & 37 – 38

Cash and revenue targets were both set below the prior year’s target and actual achievement, resulting in a maximum payout.

•                  2018 posed a unique challenge with the imminent onset of generic competition at the start of the year when goals were set. We navigated this challenge with strong execution and performance across the year despite the generic introduction.

•                  In the aggregate and for each product, our revenue and profit goals were established above analyst consensus expectations.

•                  Our management team outperformed analyst expectations for each product and thus, exceeded our goals.

Pages 31 – 36

Lack of “relative metrics” under the long-term incentive program.

•                  Our shareholders have directly expressed interest in strong operating performance, not relative performance. Our operating metrics compared favorably across multiple dimensions under our peer group even when examined on a relative basis.

•                  We focus on concrete metrics designed to deliver on long-term stock price growth to align with shareholders’ interests. This avoids excessive risk taking to optimize compensation gains in the near term.

•                  In a volatile market, disassociated with operating performance and subject to the whims of geo-political factors, a relative metric does not serve as a balanced incentive.

Pages 26 & 37 – 38

As always, we welcome feedback from our shareholders regarding our business, our corporate governance and executive compensation programs, and on our proposals for our upcoming shareholder meeting.

Moreover, we want our shareholders to know that our Compensation Committee takes its responsibilities, deliberations and decisions very seriously. We do so from our vantage point inside the Board room where we have significant interaction with senior management, the advice of an independent compensation consultant, and the benefit of executive sessions to discuss compensation matters without the presence of management. Respectfully, we believe the proxy advisory firms have misunderstand our executive compensation programs and that their suggested changes would not be in the best long-term interests of United Therapeutics and its shareholders. Accordingly, we strongly encourage you to vote FOR all proposals contained in our proxy statement, including our Say on Pay Resolution.

Finally, for Proposal No. 3, we note that ISS’ initial proxy voting report recommended against the amendment and restatement of our Amended and Restated 2015 Stock Incentive Plan, due to an error by ISS in their analysis. We alerted them to the error, for which they immediately issued an updated report recommending a vote in favor of Proposal No. 3. We wish to point this out to ensure shareholders noticed this update and factor this into their voting decisions accordingly.

If you have any questions or would like to discuss any of these issues further, please contact Holly Hobson, Associate Vice President — Human Resources, at (919) 425-8180 or hhobson@unither.com.

We appreciate your continued support.

Sincerely,

Christopher Causey
Compensation Committee Chairman